EXHIBIT 99.1

United-Guardian Announces Record Cash Dividend

HAUPPAUGE, N.Y., Dec. 8, 2011 (GLOBE NEWSWIRE) -- United-Guardian, Inc. (Nasdaq:UG) announced that on December 7, 2011 its Board of Directors declared a $0.44 per share cash dividend, to be paid on December 23, 2011 to all stockholders of record as of December 16, 2011. This increases to $0.80 per share the dividends declared by the company this year, a 27% increase over last year and a record for the company in any one year. This will be the 16th consecutive year that the company has paid a year-end dividend.

Ken Globus, President of United-Guardian, stated, "This year has been another strong one for the company, with our nine-month earnings per share already having exceeded our earnings per share for all of last year. Based on our strong sales and earnings this year, as well as the very strong financial condition of the company, the Board of Directors determined that it is in the best interests of the company and its stockholders to pay this record year-end dividend. Based on the current stock price, our dividend yield is now approximately 5.3%. The management of the company and its Board members are pleased to once again be able to share the company's success with its shareholders, and we are confident that we will be able to continue to increase our sales and earnings in 2012 despite the problems that continue to plague the global economic community."

United-Guardian is a manufacturer of personal and health care products, pharmaceuticals, cosmetic bases, and specialty industrial products.

The United-Guardian, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6000

NOTE:   This press release contains both historical and "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company's expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the "safe harbor" provisions of that Act. Such statements are subject to a variety of factors that could cause Registrant's actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company's business please refer to the company's reports and filings with the Securities and Exchange Commission.

CONTACT: Robert S. Rubinger
         Public Relations
         (631) 273-0900